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                                                                    EXHIBIT 10.4


                          CITIZENS FIRST BANCORP, INC.
                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") is made effective as of February 1, 2002, (the "Effective Time"), by and between Citizens First Bancorp, Inc. (the "Holding Company"), a corporation organized under the laws of the state of Delaware and the holding company of the Bank, and Marshall J. Campbell ("Executive"). Any reference to the "Bank" herein shall mean Citizens First Savings Bank or any successor to Citizens First Savings Bank. This Agreement will have the effect of creating dual employment. For that reason any reference to "Company" shall mean Holding Company and Bank collectively.

         WHEREAS, the Holding Company believes that the assurance of Executive's employment by the Holding Company and by the Bank for the term of this Agreement and the benefit of his business experience is of material importance to Holding Company and Bank; and

         WHEREAS, Executive desires to serve in the employ of the Holding Company and the Bank on a full-time basis for the term of this Agreement;

         WHEREAS, it is in the best interest of the Holding Company that Executive be responsible primarily to the Holding Company's Board of Directors;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties to this Agreement hereby agree as follows:

1.       POSITIONS AND RESPONSIBILITIES

(a) During the term of this Agreement Executive agrees to serve as President and Chief Executive Officer of the Holding Company and of Bank. Executive shall render administrative and management services to the Holding Company and to Bank such as are customarily performed by persons in a similar executive capacity. During the term of this agreement, Executive also agrees to serve, if elected, as a director of the Bank and of the Holding Company, and in such capacity will carry out such duties and responsibilities reasonably appropriate to that office.

(b) Holding Company hires Executive to serve in the capacities described in (a) above, and shall cause Bank to hire Executive to serve in the Bank capacities described in (a) above, provided, however, that Executive shall be primarily responsible to Holding Company Board of Directors.

(c) During the term of Executive's employment under this Agreement, except for periods of absence occasioned by illness, vacation, and other reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company and subsidiaries, as well as participation in community,


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professional and civic organizations; provided, however, that, with the approval of the Board of Directors of the Holding Company (the "Board of Directors"), as evidenced by a resolution of the Board of Directors, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the judgment of the Board of Directors, will not present any conflict of interest with the Company or subsidiaries or materially affect the performance of Executive's duties pursuant to this Agreement.

2.       TERM OF EMPLOYMENT

Executive's employment under this Agreement shall be deemed to have commenced as of the Effective Time. Notwithstanding anything in this Agreement to the contrary, the employment created hereunder is "at will" employment. Either Executive or the Holding Company may terminate Executive's employment with the Company at any time with or without cause, subject to the terms and conditions of this Agreement.

3.       COMPENSATION, BENEFITS AND REIMBURSEMENT

(a) Base Salary. The Company shall pay Executive an annual salary as determined, not less frequently than annually, by the Board of Directors ("Base Salary"). Executive's Base Salary shall be payable in accordance with the normal payroll practices of the Company. Whenever used in this Agreement, Base Salary shall include any amounts of compensation deferred by Executive under any tax qualified retirement or welfare benefit plan or any other deferred compensation arrangement maintained by Company.

(b) Incentive Compensation. In addition to his Base Salary, Executive shall be entitled to participate in any incentive compensation bonus programs sponsored by the Company. Executive's incentive compensation shall be determined by the Company's Board of Directors or a committee appointed by the Board of Directors.

(c) Supplemental Life Insurance. Company shall cause the $350,000 whole life policy of insurance currently maintained on the life of Executive to be continued during the term of his employment hereunder at no cost (except indirect tax cost) to him.

(d) Other Employee Benefits. In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to participate in any employee benefit plans or programs offered by the Company to full time employees or executive management, in accordance with their respective terms and conditions, as they may be modified from time to time. Company may elect to provide Executive with a benefit through a non-qualified plan, in lieu of a qualified plan, when (in the opinion Company's board of directors) that is in Company's best interest.

(e) Membership and Club Dues. The Company shall continue to provide to Executive, without cost, social and business membership commensurate with his position. He shall also be reimbursed for customary business and travel expenses.


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(f) Automobile. The Company shall provide Executive with, and Executive shall have the primary use of, an automobile owned or leased by the Company or the Bank and the Company or the Bank shall pay (or reimburse Executive) for all expenses of insurance, registration, operation and maintenance of the automobile. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile, as the Board of Directors may establish from time to time, and the Company or the Bank shall annually include on Executive's Form W-2 any amount attributable to Executive's personal use of such automobile.

(g) Vacation; Holidays; Sick Time. Executive shall be entitled to vacation in accordance with the standard vacation policies of the Company or the Bank for senior executive officers. Executive shall take vacation at a time mutually agreed upon by the Company or the Bank and Executive. Executive shall receive his Base Salary and other benefits during periods of vacation. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Company. Executive shall also be entitled to sick leave in accordance with the policies of the Company for senior executive officers.

4.       PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a) Upon the occurrence of an Event of Termination (as defined under this Agreement), the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination of Executive's full-time employment under this Agreement by the Holding Company on or before January 31, 2007 for any reason other than a termination governed by Sections 6 and 10(b) of this Agreement; or (ii) Executive's resignation from his employment with the Holding Company on or before January 31, 2007 upon, any (A) failure to elect or re-elect or to appoint or re-appoint Executive to his positions set forth in Section 1 of this Agreement, unless Executive consents to such event, (B) material change in Executive's functions, duties, or responsibilities with the Holding Company or its subsidiaries, which change would cause Executive's position with the Holding Company to become one of lesser responsibility, importance, or scope, unless Executive consents to such event, (C) relocation of Executive's principal place of employment by more than seventy-five (75) miles from its location at the Effective Time, unless Executive consents to such event, (D) material reduction in the benefits and perquisites provided to Executive from those being provided as of the Effective Time of this Agreement, unless Executive consents to such event, (E) liquidation or dissolution of the Holding Company or the Bank, or (F) breach of this Agreement by the Holding Company. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F), above, Executive shall have the right to terminate his employment under this Agreement by resignation upon not less than one hundred twenty (120) days prior written notice given within six (6) full calendar months after the applicable event giving rise to Executive's right to elect to terminate his employment.

(b) Upon Executive's termination from employment in accordance with paragraph
(a) of this Section, the Holding Company shall be obligated to pay Executive, or, in the event of his death following the Date of Termination, his beneficiary or beneficiaries, or his estate, as the case may be, Severance Pay. The Severance Pay shall be determined and paid in accordance with Section 20 below.


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5.         CHANGE IN CONTROL

(a) For purposes of this Agreement, a "Change in Control" shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Bank Change in Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. ss. 303.4(a) with respect to the Bank and the Rules and Regulations promulgated by the Office of Thrift Supervision (OTS), with respect to the Holding Company, as in effect on the date hereof; or (iii) results in a transaction requiring prior FRB approval under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder by the FRB at 12 C.F.R. ss. 225.11, as in effect on the date hereof except for the Holding Company's acquisition of the Bank; or (iv) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding securities except for any securities of the Bank purchased by the Holding Company in connection with the conversion of the Bank to the stock form and any securities purchased by any tax-qualified employee benefit plan of the Bank; or (B) individuals who constitute the Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity; or (D) solicitations of shareholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or the Holding Company.

(b) If any of the events described in paragraph (a) of this Section 5 constituting a Change in Control have occurred, or the Board of Directors determines that a Change in Control has occurred, then upon his termination of employment at any time on or after the date the Change in Control occurs due to
(1) Executive's dismissal or (2) Executive's resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in annual compensation or benefits or relocation of his principal place of employment by more than seventy-five (75) miles from its location immediately prior to the Change in Control, Executive shall be entitled to Severance Pay as provided in Section 20. Provided that no such Severance Pay shall be paid if such termination is because of his death, disability, or Termination for Cause.


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6.       TERMINATION FOR CAUSE

The term "Termination for Cause" shall mean termination because of Executive's personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, failure to perform stated duties, violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement, except to the extent such violations shall have been made in good faith reliance on past practice or reasonable mistake. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board of Directors (excluding the Executive) at a meeting of that Board of Directors called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination pursuant to Section 7 hereof through the Date of Termination, stock options granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, such stock options and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

7.       NOTICE

(a) Any purported termination by the Holding Company or by Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(b) "Date of Termination" shall mean the date specified in the Notice of Termination.

(c) If, within thirty (30) days after a Notice of Termination for cause is given, Executive notifies the Holding Company that a dispute exists concerning the termination, the Date of Termination shall be determined, either by mutual written agreement of the parties or by Dispute Resolution pursuant to Section 17 of this Agreement.

8.       POST-TERMINATION OBLIGATIONS

All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section and Section 9 for three years after the termination of Executive's employment with the Company. Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any subsidiaries or affiliates is, or may become, a party.


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9.       NON-COMPETITION AND NON-DISCLOSURE

(a) Upon any termination of Executive's employment hereunder, Executive agrees not to compete with the Company or subsidiaries for a period of three years following such termination in any city, town or county in which Executive's normal business office is located and the Company or any of its subsidiaries has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company or subsidiaries. The parties hereto, recognizing that irreparable injury will result to the Company or subsidiaries, their business and property in the event of Executive's breach of this Subsection agree that in the event of any such breach, or threatened breach by Executive, the Company or its subsidiaries will be entitled, in addition to any other remedies and damages available, including but not limited to those available pursuant to MCLA 445.1901 et. seq., an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 4 of this Agreement, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company or subsidiaries, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company or its subsidiaries from pursuing any other remedies available to the Company or subsidiaries for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and subsidiaries as may exist from time to time, is a valuable, special and unique asset of the business of the Company and subsidiaries. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company and subsidiaries thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company. In the event of a breach or threatened breach by Executive of the provisions of this Section or Section 8, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part the knowledge of the past, present, planned or considered business activities of the Company or subsidiaries or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive or such remedies or damages as may be available pursuant to MCLA 445.1901 et. seq.


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10.      DEATH AND DISABILITY

(a) Death. In addition to the other provision of this Agreement, in the event of Executive's death during the term of this Agreement, the Company shall immediately pay his estate any Base Salary accrued but unpaid as of the date of his death.

(b) Disability

         (i) Disability. If during the term of Executive's employment Executive receives disability benefits under any long-term disability insurance policy maintained by the Bank (the "Disability Policy"), then the Company's obligation to pay Executive his Base Salary shall, as of the date such benefits first become payable under the Disability Policy on account of Executive's disability, be reduced to equal the difference between Executive's Base Salary and amounts received under all long-term disability policies, to the extent that such salary payments do not result in a reduction in disability payments.

         (ii) Incapacity. If, as a result of Disability, Executive is determined by a physician chosen by the Company and reasonably acceptable to Executive or Executive's personal representatives, to be incapable of fulfilling Executive's responsibilities under this Agreement ("Incapacity Determination"), (1) Executive shall continue to be covered by the Bank's medical insurance (if he is then covered) until the first anniversary of the Incapacity Determination, and
(2) the Company's obligation to provide Executive with other employment related fringe benefits hereunder shall cease as of the date of such Incapacity Determination ("Incapacity Determination Date"). Prior to the Incapacity Determination Date, the Company shall continue to pay Executive his Base Salary in usual installments and Executive shall continue to receive all other employment-related fringe benefits due to Executive.

         (iii) Termination of Employment by Reason of Incapacity. At any time from and after the Incapacity Determination Date, the Company, in its discretion, may elect to terminate Executive's employment by reason of such incapacity. Any termination as a result of incapacity shall not be considered to be an Event of Termination under Section 4 of this Agreement.

11.      SOURCE OF PAYMENTS

(a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Holding Company or subject to Section 11(b).

(b) Holding Company may agree with Bank and subsidiaries to allocate among them the costs of employing Executive hereunder.


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(c) Notwithstanding any provision in this Agreement to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive through the Bank, such payments and benefits paid by the Bank will be subtracted from any amount due to Executive under similar provisions of this Agreement.

12.      EFFECT ON OTHER AGREEMENTS

This Agreement contains the entire understanding between the parties.

13.      MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by Executive and Holding Company.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written installment of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.      SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall, to the full extent consistent with law, continue in full force and effect.

15.      HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.      GOVERNING LAW

This Agreement shall be governed by the laws of the State of Michigan, without regard to principles of conflicts of law of that state.

17.      DISPUTE RESOLUTION

Any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the award in any court having jurisdiction.


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American Arbitration Association rules notwithstanding the parties agree that any award shall be limited to compensation otherwise payable under the terms of this Agreement.

18.      PAYMENT OF COSTS AND LEGAL FEES

All costs, fees and/or expenses, pursuant to any dispute or question of interpretation relating to this Agreement, shall be paid in accordance with any award pursuant to the National Rules for the Resolution of Employment Disputes.

19.      INDEMNIFICATION

(a) The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy.

(b) Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359 and any rules or regulations promulgated thereunder.

20.      SEVERANCE PAY

(a) As used herein, the term Severance Pay means the sum of the following:

         (i) Three times Executive's average annual compensation from the Holding Company, the Bank or their affiliates for the three preceding taxable years or such lesser number of years in the event that Executive shall have actually been employed by the Holding Company or the Bank for less than three years. In determining Executive's average annual compensation, annual compensation shall include Base Salary and any other taxable income, including but not limited to amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses (whether paid or accrued for the applicable period), as well as, severance payments, retirement benefits, director or committee fees and fringe benefits paid or to be paid to Executive or paid for Executive's benefit during any such year, profit sharing, employee stock ownership plan and other retirement contributions or benefits, including any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such year;

         (ii) The value, as calculated by a recognized firm customarily performing such valuation, of any stock options which as of the Date of Termination or Change in Control, have been granted to Executive but are not exercisable by Executive and the value of any restricted stock awards which have been granted to Executive, but in which Executive does not have a non-forfeitable or fully-vested interest as of the Date of Termination.

         (iii) To the extent not paid or payable to him under any other provision of this Agreement or otherwise, an amount equal to benefits due him under or contributed by the Bank or the Holding Company on his behalf pursuant to any retirement, incentive, profit sharing or other retirement, bonus, performance, disability or other employee benefit plan maintained by the Holding Company or the Bank on Executive's behalf. For purposes of determining his vested benefit, accrued or otherwise, Executive shall be credited either under any plan maintained by the Bank or, if not permitted under such plan, under a separate arrangement, with the additional "years of service" that he would have earned for vesting and benefit accrual purposes for the remaining term of the Agreement had his employment not terminated prior to February 28, 2007.

         (iv) To the extent that the Company is providing any life, medical, health, disability or dental insurance plan or arrangement in which Executive participates on the "Date of Termination"(each being a "Welfare Plan"), Executive and his covered dependents shall continue participating in such Welfare Plans, subject to the same premium contributions on the part of Executive as were required immediately prior to the Change in Control or Event of Termination until the earlier of (i) his death (ii) his employment by another employer other than one of which he is the majority owner or (iii) the fourth anniversary of the Date of Termination or Change in Control, whichever is applicable. In the event Executive's participation in any such plan or program is barred, the Holding Company shall arrange to provide Executive and his dependents with benefits substantially similar to those of which Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred or provide their economic equivalent.

         (v) The use or provision of any membership, license, automobile use, or other perquisites shall be continued for four years after, and on the same financial terms and obligations as were in place immediately prior, to the Change in Control or Date of Termination, whichever is applicable. To the extent that any item referred to in this paragraph will, at the end of the term of this Agreement, no longer be available to Executive, Executive will have the option to purchase all rights then held by the Holding Company or the Bank to such item for a price equal to the then fair market value of the item.

(b) The Severance Pay amounts set forth in (i), (ii), and (iii) shall be paid in equal monthly installments during the thirty-six months following Executive's termination.

(c) Notwithstanding Section 5, for any taxable year in which Executive shall be liable, as determined for the payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), with respect to any payment in the nature of the compensation made by the Holding Company or the Bank to (or for the benefit of) Executive pursuant to this Agreement or otherwise, the Holding Company shall pay to Executive an amount determined under the following formula:


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
       An amount equal to:  (E x P) + X

       WHERE:

         X      =                      E x P
                    -----------------------------------------------
                      1 - [(FI x (1 - SLI)) + SLI + E [+M + PO]]

         E      =   the rate at which the excise tax is assessed under Section
                    4999 of the Code;

         P      =   the amount with respect to which such excise tax is
                    assessed, determined without regard to this Section;

         FI     =   the highest marginal rate of federal income, employment, and other taxes (other than taxes imposed under Section 4999 of the Code) applicable to Executive for the taxable year in question; and

         SLI    =   the sum of the highest marginal rates of income and
                    payroll tax applicable to Executive under applicable state and local laws for the taxable year in question; and

         M      =   highest marginal rate of Medicare tax; and

         PO     =   adjustment for phase out of or loss of deduction, personal exemption or similar items

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Section or otherwise and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under Section 5 shall be made to Executive on the earliest of
(i) the date the Holding Company is required to withhold such tax, (ii) the date the tax is required to be paid by Executive, or (iii) at the time of the Change in Control. It is the intention of the parties that the Holding Company provide Executive with a full tax gross-up under the provisions of this Section, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 (or any successor provisions) of the Code had not been imposed. The tax gross-up may be adjusted if alternative minimum tax rules are applicable to Executive.

Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is more than the amount determined as "P," above (such greater amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Holding Company's independent accountants shall determine the amount (the "Adjustment Amount") the Holding Company must pay to Executive, in order to put Executive (or the Holding Company, as the case may be) in the same position as Executive (or the Holding Company, as the case may be) would have been if the amount determined as "P" above had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and


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
interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Holding Company shall pay the Adjustment Amount to Executive.

In each calendar year that Executive receives payments or benefits under this Agreement, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Holding Company as described above. The Holding Company shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, interest, fines and penalties) which Executive incurs as a result of reporting such information. Executive shall promptly notify the Holding Company in writing whenever Executive receives notice of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Agreement is being reviewed or is in dispute. The Holding Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this contract) and Executive shall cooperate fully with the Holding Company in any such proceeding. Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Holding Company may have in connection therewith without prior consent of the Holding Company.

(d) Except for compensation and benefits received by Executive from financial institution entities within the thirty-six month period following his termination Severance Pay shall not be reduced in the event Executive obtains other employment.

21.    SUCCESSOR TO THE HOLDING COMPANY

The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, to expressly and unconditionally assume and agree to perform the Holding Company's obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform such obligations if no such succession or assignment had taken place.

                                   SIGNATURES

         IN WITNESS WHEREOF, Citizens First Bancorp, Inc. has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and Executive has signed this Agreement, on the 25th day of February, 2002.


ATTEST:                                  CITIZENS FIRST BANCORP, INC.


/s/ David C. Devendorf
----------------------------
                                         By:  /S/ Timothy D. Regan
                                            -------------------------------
                                              Sr. Vice-President




                                         [SEAL]




WITNESS:                                 EXECUTIVE

/s/ David C. Devendorf                   By:  /S/ Marshall J. Campbell
-----------------------------------         -------------------------------
                                              Marshall J. Campbell


                                      -13-